Exhibit 21

WENTWORTH ENERGY, INC.

Subsidiaries of the Company

Wentworth Oil & Gas, Inc.

Redrock Oil Sands, Inc. (accounted for as an 45.4% equity method investment)

Barnico Drilling, Inc.